Exhibit 99.1

Nasdaq Reports Second Quarter 2025 Results; Double-Digit Net Revenue Growth Reflects Strong Momentum Across All Divisions

NEW YORK, July 24, 2025—Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the second quarter of 2025.

•	Second quarter 2025 net revenue[1] was $1.3 billion, an increase of 13% over the second quarter of 2024, or up 12% on an organic[2] basis. This included Solutions[3] revenue growing 10%.

•

Annualized Recurring Revenue (ARR)[4] of $2.9 billion increased 10% over the second quarter of 2024, or up 9% on an organic basis. Annualized SaaS revenue increased 13%, or 12% on an organic basis, and represented 37% of ARR.

•	Financial Technology revenue of $464 million increased 10% over the second quarter of 2024.

•	Index revenue of $196 million grew 17%, with $88 billion of net inflows over the trailing twelve months and $20 billion in the second quarter of 2025.

•	GAAP diluted earnings per share grew over 100% in the second quarter of 2025. Non-GAAP[5] diluted earnings per share grew 24% in the second quarter of 2025.

•

In the second quarter of 2025, the company returned $155 million to shareholders through dividends and $100 million through repurchases of common stock. The company also repaid $400 million of senior unsecured notes in the quarter.

Second Quarter 2025 Highlights

(US$ millions, except per share)	2Q25	YoY change %	Adjusted[2] YoY change %	Organic YoY change %
Solutions revenue	$991	10%	10%	10%
Market Services net revenue	$306	22%	21%	21%
Net revenue	$1,306	13%	12%	12%
GAAP operating income	$568	34%
Non-GAAP operating income	$721	16%	16%	16%
ARR	$2,931	10%	9%	9%
GAAP diluted EPS	$0.78	103%
Non-GAAP diluted EPS	$0.85	24%		24%

Note: Adjusted and organic change for 2Q25 as compared to 2Q24 are equivalent as they include the same period over period adjustments. Refer to the footnotes to this press release for more information.

Adena Friedman, Chair and CEO said, “Nasdaq delivered an excellent second quarter performance amid a dynamic market environment. Our ability to deliver broad-based growth through cycles is testament to our role as a partner to our clients, helping them capture strategic opportunities, manage risk, and solidify their operational resilience.

Looking ahead, we remain well-positioned to enhance value for our clients and shareholders by driving innovation and deepening our client relationships through our One Nasdaq approach.”

Sarah Youngwood, Executive Vice President and CFO said, “Nasdaq’s financial results highlight the resilience of our business model and its ability to achieve exceptional revenue and earnings growth with strong free cash flow generation.

We are executing well on our capital allocation priorities, including repaying debt, and have surpassed our gross leverage milestone 16 months ahead of plan. We will optimize for long-term investor returns as we make organic growth investments and balance further deleveraging with opportunistic share repurchases.”

FINANCIAL REVIEW

•	Second quarter 2025 net revenue was $1,306 million, reflecting 13% growth versus the prior year period. Organic net revenue growth was 12%.

•	Solutions revenue was $991 million in the second quarter of 2025, up 10% versus the prior year period, reflecting strong growth from Index and Financial Technology.

•

ARR grew 10% year-over-year, or 9% on an organic basis, in the second quarter of 2025, with 12% ARR growth for Financial Technology, or 11% on an organic basis, and 7% ARR growth for Capital Access Platforms, or 6% on an organic basis.

•	Market Services net revenue was $306 million in the second quarter of 2025, up 22% versus the prior year period, or 21% on an organic basis.

•

Second quarter 2025 GAAP operating expenses were $738 million, in line with the prior year period. The quarter reflected lower restructuring costs, offset by higher compensation and benefits costs, merger and strategic initiative costs, and increased investments in technology and people to drive innovation and long-term growth.

•

Second quarter 2025 non-GAAP operating expenses were $585 million, reflecting 9% growth versus the prior year period, or 8% growth on an organic basis. The organic increase for the quarter reflected growth driven by increased investments in technology and people to drive innovation and long-term growth, partially offset by the benefit of synergies.

•

Cash flow from operations was $746 million for the second quarter, enabling the company to make continued progress on its deleveraging plan. In the second quarter of 2025, the company returned $155 million to shareholders through dividends and $100 million through repurchases of common stock. As of June 30, 2025, there was $1.5 billion remaining under the board authorized share repurchase program. The company also repaid $400 million of senior unsecured notes in the second quarter of 2025.

2025 EXPENSE AND TAX GUIDANCE UPDATE6

•

The company is updating its 2025 non-GAAP operating expense guidance to a range of $2,295 million to $2,335 million. The driver of the update is the impact of foreign exchange rates, which is offset in net revenue. The company is maintaining its 2025 non-GAAP tax rate guidance in the range of 22.5% to 24.5%.

STRATEGIC AND BUSINESS UPDATES

•

Financial Technology achieved solid revenue growth across each subdivision in a dynamic macro environment. Robust client demand drove double-digit revenue and ARR growth. FinTech delivered 57 new clients, 130 upsells, and a record 7 cross-sells. Second quarter highlights included:

•

Financial Crime Management Technology is executing on its key growth initiatives. Second quarter results included three new enterprise client signings, including a cross-sell client and 2 upsells, reflecting continued progress on its enterprise client land and expand strategy. Nasdaq Verafin added 46 new small-and-medium bank clients in the second quarter. The business also signed its first proof of concept project with a European Tier 1 bank as part of its international expansion strategy.

•

Regulatory Technology’s success with new client wins and upsells driving growth. AxiomSL signed a new client and a cross-sell. The business accelerated its momentum with existing clients in the second quarter with 34 upsells, including the renewal of a large bank. Surveillance signed 6 new clients in the quarter, including 2 market operators and a European regulator, as well as 3 cross-sells. The business closed 33 upsells in the quarter, including a strategic upsell to a large European bank.

•

Solid momentum in Capital Markets Technology. Second quarter client demand was robust, supported by the ongoing market modernization mega trend. Calypso signed 2 new clients, 37 upsells, and a cross-sell. Market Technology secured 2 new clients, 24 upsells, and a cross-sell. In the second quarter, the business signed 3 clients to its fourth-generation marketplace technology platform, Nasdaq Eqlipse, including 2 fully managed services mandates where Nasdaq hosts and manages the clients’ entire trading environment and one AWS-hosted SaaS deployment.

•

Index ETP assets under management reached record levels and surpassed $700 billion at quarter-end. In the second quarter, Index had $20 billion in net inflows. ETP AUM was $745 billion at quarter-end, an all-time high. Nasdaq launched 33 new Index products in the second quarter, including 21 international products, 12 products in partnership with new Index clients, and 7 in the institutional insurance annuity space. Nasdaq and CME Group signed an extension through 2039 of CME Group’s exclusive license contract to offer futures and options on futures based on the Nasdaq-100 and other Nasdaq indexes, reflecting the companies’ shared commitment to delivering value through trusted benchmark products.

•

Nasdaq extended its listing leadership to 46 consecutive quarters. Nasdaq had the highest number of first half listings since 2021. New listings in the first half included 83 operating companies that raised more than $8 billion in total proceeds, contributing to a 81% win rate for eligible operating company listings. In the second quarter, the company welcomed 38 U.S. operating company IPOs that raised more than $3.5 billion in proceeds with a 79% win rate. Nasdaq maintained momentum in its switch program, attracting nearly $50 billion in market value in the second quarter and over $270 billion year-to-date, including Shopify, Thomson Reuters, and Kimberly Clark.

•

Market Services delivered record net revenue with record cash equities and derivatives revenue in the U.S. Nasdaq’s exchanges achieved record U.S. cash equities volumes in a quarter in which the industry achieved record volumes. During the Russell reconstitution, Nasdaq’s Closing Cross successfully executed 2.5 billion shares in 0.871 seconds across Nasdaq-listed securities that represented a record $102.5 billion dollars in notional value. Extending the first quarter’s trend, Nasdaq’s North American markets continued to experience exceptional message traffic in the second quarter, reaching a new record of more than 560 billion messages[7] in a day. Nasdaq’s European equities business achieved sequential market share improvement in an elevated volume environment.

•	Nasdaq continues to execute on its 2025 strategic priorities — Integrate, Innovate, Accelerate — positioning the company to capitalize on opportunities for sustainable, scalable, and resilient growth.

•

Integrate – Nasdaq is on track to action its $140 million expanded net expense efficiency program by year-end, with approximately $130 million actioned as of the end of the second quarter. In the second quarter, Nasdaq surpassed the 3.3x gross leverage milestone that was set following the Adenza acquisition, achieving this milestone 16 months ahead of plan.

•

Innovate – Nasdaq continues to focus on innovating across the business. In July, Nasdaq Verafin announced the launch of its Agentic AI workforce. This suite of digital workers, now in beta testing, has the potential to address the most resource intensive anti-money laundering workflows. For example, when onboarded into a bank’s alert triage workflow, the Digital Sanctions Analyst automates the screening, documentation and acknowledgement processes, reducing alert review workload requiring human intervention by more than 80%. Beyond AI, Calypso announced a proof of concept that expands its industry-leading collateral management capabilities with digital assets. The use case demonstrates Nasdaq’s ability to integrate on-chain capabilities and help financial institutions manage collateral across asset classes in a more dynamic and efficient manner. Nasdaq became the exclusive distributor of Nasdaq Private Market’s Tape D(R) API in the second quarter to deliver real-time private market data and valuation insights to investors.

•

Accelerate – Nasdaq continued to deliver on its One Nasdaq strategy driving 7 cross-sell wins across Financial Technology in the quarter for a total of 26 cross-sells since the Adenza acquisition. Nasdaq remains on track to surpass $100 million in run-rate revenue from cross-sells by the end of 2027. At the end of the second quarter, cross-sells continued to account for over 15% of Financial Technology’s sales pipeline.

[1]	Represents revenue less transaction-based expenses.
[2]

Adjusted and organic change for 2Q25 as compared to 2Q24 are equivalent as they include the same period over period adjustments. These changes are calculated by (i) removing the impact of period over period changes in foreign currency exchange rates (ii) adjusting for the impact of a divestiture and (iii) adjusting for the impact of AxiomSL on-premises contracts for ratable recognition for 2Q24, which was immaterial during that period. As it relates to ARR, organic changes only exclude the impacts of period over period changes in foreign currency exchange rates and a divestiture as the AxiomSL ratable recognition adjustment had no impact on ARR. Adjusted operating results also exclude the impact of the previously announced one-time revenue benefit in our Index business in 1Q24 ($16 million), which did not have an impact on our 2Q25 period over period change but does have an impact on year to date period over period results.

[3]	Constitutes revenue from our Capital Access Platforms and Financial Technology segments.
[4]

Annualized Recurring Revenue (ARR) for a given period is the current annualized value derived from subscription contracts with a defined contract value. This excludes contracts that are not recurring, are one-time in nature or where the contract value fluctuates based on defined metrics. ARR is currently one of our key performance metrics to assess the health and trajectory of our recurring business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. For AxiomSL and Calypso recurring revenue contracts, the amount included in ARR is consistent with the amount that we invoice the customer during the current period. Additionally, for AxiomSL and Calypso recurring revenue contracts that include annual values that increase over time, we include in ARR only the annualized value of components of the contract that are considered active as of the date of the ARR calculation. We do not include the future committed increases in the contract value as of the date of the ARR calculation. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

[5]

Refer to our reconciliations of U.S. GAAP to non-GAAP net income attributable to Nasdaq, diluted earnings per share, operating income, operating expenses and organic impacts included in the attached schedules.

[6]

U.S. GAAP operating expense and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

[7]

Message count represents the number of records across Nasdaq’s U.S. options, U.S. and Canadian equities markets, trade reporting facilities, and bond exchange that are recorded into Nasdaq’s data warehouse on a daily basis.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a global technology company serving corporate clients, investment managers, banks, brokers, and exchange operators as they navigate and interact with the global capital markets and the broader financial system. We aspire to deliver world-leading platforms that improve the liquidity, transparency, and integrity of the global economy. Our diverse offering of data, analytics, software, exchange capabilities, and client-centric services enables clients to optimize and execute their business vision with confidence. To learn more about the company, technology solutions and career opportunities, visit us on LinkedIn, on X @Nasdaq, or at www.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income, and non-GAAP operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation tables of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces their usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as those noted above, to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Organic revenue and expense growth, organic change and organic impact are non-GAAP measures that reflect adjustments for: (i) the impact of period over period changes in foreign currency exchange rates, and (ii) the revenue, expenses and operating income associated with acquisitions and divestitures for the twelve month period following the date of the acquisition or divestiture and (iii) the impact of AxiomSL on-premises contracts for ratable recognition in comparable periods to align with current period presentation. Reconciliations of these measures are described within the body of this release or in the reconciliation tables at the end of this release.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenue and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

Restructuring programs: In the fourth quarter of 2023, following the closing of the Adenza acquisition, our management approved, committed to and initiated a restructuring program to optimize our efficiencies as a combined organization. We further expanded this program in the fourth quarter of 2024 to accelerate our momentum and further optimize our efficiencies (efficiency program). We have incurred costs principally related to employee-related costs, contract terminations, asset impairments and other related costs and expect to incur additional costs in these areas in an effort to accelerate efficiencies through location strategy and enhanced AI capabilities. Actions taken as part of this program will be complete by the end of 2025, while certain costs may be recognized in the first half of 2026. We expect to achieve benefits primarily in the form of expense synergies. In October 2022, following our September announcement to realign our segments and leadership, we initiated a divisional realignment program with a focus on realizing the full potential of this structure. As of September 30, 2024, we completed our divisional realignment program. Costs related to the Adenza restructuring and the divisional realignment programs are recorded as “restructuring charges” in our condensed consolidated statements of income. We exclude charges associated with these programs for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, dividend program, trading volumes, products and services, ability to transition to new business models, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions, divestitures and other strategic, restructuring, technology, de-leveraging and capital allocation initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, geopolitical instability, government and industry regulation, interest rate risk, U.S. and global competition. Further information on these and other factors are detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q, which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, https://ir.nasdaq.com/, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations.

Media Relations Contact:

David Lurie

+1.914.538.0533

David.Lurie@Nasdaq.com

Investor Relations Contact:

Ato Garrett

+1.212.401.8737

Ato.Garrett@Nasdaq.com

-NDAQF-

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Revenues:
Capital Access Platforms	$527	$481	$1,042	$960
Financial Technology	464	420	896	813
Market Services	1,090	883	2,224	1,678
Other Revenues	9	8	18	18

Total revenues	2,090	1,792	4,180	3,469
Transaction-based expenses:
Transaction rebates	(629)	(483)	(1,208)	(965)
Brokerage, clearance and exchange fees	(155)	(150)	(429)	(227)

Revenues less transaction-based expenses	1,306	1,159	2,543	2,277

Operating Expenses:
Compensation and benefits	352	328	681	669
Professional and contract services	39	39	75	72
Technology and communication infrastructure	79	69	156	135
Occupancy	30	27	58	56
General, administrative and other	23	30	29	58
Marketing and advertising	14	12	28	23
Depreciation and amortization	158	153	313	308
Regulatory	14	18	29	28
Merger and strategic initiatives	20	4	44	13
Restructuring charges	9	56	15	82

Total operating expenses	738	736	1,428	1,444

Operating income	568	423	1,115	833
Interest income	12	6	24	12
Interest expense	(95)	(102)	(192)	(211)
Net gain on divestitures	39	—	39	—
Other income	1	12	—	13
Net income from unconsolidated investees	23	2	50	6

Income before income taxes	548	341	1,036	653
Income tax provision	96	119	190	198

Net income	452	222	846	455
Net loss attributable to noncontrolling interests	—	—	1	1

Net income attributable to Nasdaq	$452	$222	$847	$456

Per share information:
Basic earnings per share	$0.79	$0.39	$1.47	$0.79

Diluted earnings per share	$0.78	$0.38	$1.46	$0.79

Cash dividends declared per common share	$0.27	$0.24	$0.51	$0.46

Weighted-average common shares outstanding for earnings per share:
Basic	574.1	576.4	574.6	575.9
Diluted	579.0	579.0	579.5	578.9

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
CAPITAL ACCESS PLATFORMS
Data and Listing Services revenues	$198	$187	$391	$372
Index revenues	196	167	388	336
Workflow and Insights revenues	133	127	263	252

Total Capital Access Platforms revenues	527	481	1,042	960
FINANCIAL TECHNOLOGY
Financial Crime Management Technology revenues	81	67	157	131
Regulatory Technology revenues	104	95	206	186
Capital Markets Technology revenues	279	258	533	496

Total Financial Technology revenues	464	420	896	813
MARKET SERVICES
Market Services revenues	1,090	883	2,224	1,678
Transaction-based expenses:
Transaction rebates	(629)	(483)	(1,208)	(965)
Brokerage, clearance and exchange fees	(155)	(150)	(429)	(227)

Total Market Services revenues, net	306	250	587	486
OTHER REVENUES	9	8	18	18

REVENUES LESS TRANSACTION-BASED EXPENSES	$1,306	$1,159	$2,543	$2,277

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	June 30, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$732	$592
Restricted cash and cash equivalents	195	31
Default funds and margin deposits	5,218	5,664
Financial investments	84	184
Receivables, net	896	1,022
Other current assets	227	293

Total current assets	7,352	7,786
Property and equipment, net	656	593
Goodwill	14,328	13,957
Intangible assets, net	6,741	6,905
Operating lease assets	441	375
Other non-current assets	865	779

Total assets	$30,383	$30,395

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$246	$269
Section 31 fees payable to SEC	411	319
Accrued personnel costs	280	325
Deferred revenue	848	711
Other current liabilities	154	215
Default funds and margin deposits	5,218	5,664
Short-term debt	500	399

Total current liabilities	7,657	7,902
Long-term debt	8,678	9,081
Deferred tax liabilities, net	1,540	1,594
Operating lease liabilities	453	388
Other non-current liabilities	237	230

Total liabilities	18,565	19,195

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	6	6
Additional paid-in capital	5,425	5,530
Common stock in treasury, at cost	(706)	(647)
Accumulated other comprehensive loss	(1,869)	(2,099)
Retained earnings	8,955	8,401

Total Nasdaq stockholders’ equity	11,811	11,191
Noncontrolling interests	7	9

Total equity	11,818	11,200

Total liabilities and equity	$30,383	$30,395

Nasdaq, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Net Income Attributable to Nasdaq and Diluted Earnings Per Share

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
U.S. GAAP net income attributable to Nasdaq	$452	$222	$847	$456
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	122	122	243	244
Merger and strategic initiatives expense (2)	20	4	44	13
Restructuring charges (3)	9	56	15	82
Net gain on divestitures (4)	(39)	—	(39)	—
Net income from unconsolidated investees (5)	(23)	(2)	(50)	(6)
Gain on extinguishment of debt (6)	—	—	(19)	—
Legal and regulatory matters (7)	1	13	4	16
Pension settlement charge (8)	—	—	—	23
Other loss (income) (9)	1	(10)	1	(9)

Total non-GAAP adjustments	91	183	199	363
Non-GAAP adjustment to the income tax provision (10)	(24)	(41)	(70)	(88)
Other tax adjustments (11)	(27)	33	(27)	33

Total non-GAAP adjustments, net of tax	40	175	102	308

Non-GAAP net income attributable to Nasdaq	$492	$397	$949	$764

U.S. GAAP diluted earnings per share	$0.78	$0.38	$1.46	$0.79
Total adjustments from non-GAAP net income above	0.07	0.31	0.18	0.53

Non-GAAP diluted earnings per share	$0.85	$0.69	$1.64	$1.32

Weighted-average diluted common shares outstanding for earnings per share:	579.0	579.0	579.5	578.9

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years that have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third-party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. For the three and six months ended June 30, 2025 and June 30, 2024, these costs included Adenza integration costs and other strategic initiative costs. For the three and six months ended June 30, 2024, these costs were partially offset by the recognition of a termination fee due to Nasdaq in the second quarter of 2024 related to the termination of the then proposed divestiture of our Nordic power futures business. For the three and six months ended June 30, 2025, these costs included a repayment of this fee due to the closing of the transaction with another buyer, as designated in the settlement agreement.

(3)	For a description of our restructuring programs, see “Restructuring Programs” in the “Non-GAAP Information” section of this earnings release.
(4)

For the three and six months ended June 30, 2025, we recorded pre-tax net gains on the sale of our Nordic power futures business and our Nasdaq Risk Modelling for Catastrophes business, which are included in net gain on divestitures in the Condensed Consolidated Statements of Income.

(5)

We exclude our share of the earnings and losses of our equity method investments. This provides a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

(6)

For the six months ended June 30, 2025, we recorded a gain on the extinguishment of debt. This gain is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(7)

For the three and six months ended June 30, 2025, this includes accruals relating to certain legal matters, which are recorded in professional and contract services in the Condensed Consolidated Statements of Income. For the three and six months ended June 30, 2024, these items primarily included the settlement of a Swedish Financial Supervisory Authority, or SFSA, fine, which is recorded in regulatory expense in the Condensed Consolidated Statements of Income.

(8)

For the six months ended June 30, 2024, we recorded a pre-tax charge as a result of settling our U.S. pension plan. The plan was terminated and partially settled in 2023, with final settlement occurring during the first quarter of 2024. The loss was recorded in compensation and benefits in the Condensed Consolidated Statements of Income.

(9)

For the three and six months ended June 30, 2024, other items primarily include net gains from strategic investments entered into through our corporate venture program, which are included in other income in our Condensed Consolidated Statements of Income.

(10)

The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment. For the six months ended June 30, 2025, this also includes a release of the prior year’s reserves following a favorable audit settlement.

(11)

For the three and six months ended June 30, 2025, we recorded a tax benefit related to payments made to certain former Adenza employees. For the three and six months ended June 30, 2024, other tax adjustments also includes a one-time net tax expense of $33 million related to the completion of an intra-group transfer of certain IP assets to our U.S. headquarters.

Nasdaq, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Operating Income and Operating Margin

(in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
U.S. GAAP operating income	$568	$423	$1,115	$833
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	122	122	243	244
Merger and strategic initiatives expense (2)	20	4	44	13
Restructuring charges (3)	9	56	15	82
Gain on extinguishment of debt (4)	—	—	(19)	—
Legal and regulatory matters (5)	1	13	4	16
Pension settlement charge (6)	—	—	—	23
Other loss	1	2	1	2

Total non-GAAP adjustments	153	197	288	380

Non-GAAP operating income	$721	$620	$1,403	$1,213

Revenues less transaction-based expenses	$1,306	$1,159	$2,543	$2,277
U.S. GAAP operating margin (7)	44%	36%	44%	37%
Non-GAAP operating margin (8)	55%	53%	55%	53%

Note: The current period percentages are calculated based on exact dollars, and therefore may not recalculate exactly using rounded numbers as presented in US$ millions.

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years that have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third-party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. For the three and six months ended June 30, 2025 and June 30, 2024, these costs included Adenza integration costs and other strategic initiative costs. For the three and six months ended June 30, 2024, these costs were partially offset by the recognition of a termination fee due to Nasdaq in the second quarter of 2024 related to the termination of the then proposed divestiture of our Nordic power futures business. For the three and six months ended June 30, 2025, these costs included a repayment of this fee due to the closing of the transaction with another buyer, as designated in the settlement agreement.

(3)	For a description of our restructuring programs, see “Restructuring Programs” in the “Non-GAAP Information” section of this earnings release.
(4)

For the six months ended June 30, 2025, we recorded a gain on the extinguishment of debt. This gain is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(5)

For the three and six months ended June 30, 2025, this includes accruals relating to certain legal matters, which are recorded in professional and contract services in the Condensed Consolidated Statements of Income. For the three and six months ended June 30, 2024, these items primarily included the settlement of a SFSA fine, which is recorded in regulatory expense in the Condensed Consolidated Statements of Income.

(6)

For the six months ended June 30, 2024, we recorded a pre-tax charge as a result of settling our U.S. pension plan. The plan was terminated and partially settled in 2023, with final settlement occurring during the first quarter of 2024. The loss was recorded in compensation and benefits in the Condensed Consolidated Statements of Income.

(7)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by revenues less transaction-based expenses.
(8)	Non-GAAP operating margin equals non-GAAP operating income divided by revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Operating Expenses

(in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
U.S. GAAP operating expenses	$738	$736	$1,428	$1,444
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(122)	(122)	(243)	(244)
Merger and strategic initiatives expense (2)	(20)	(4)	(44)	(13)
Restructuring charges (3)	(9)	(56)	(15)	(82)
Gain on extinguishment of debt (4)	—	—	19	—
Legal and regulatory matters (5)	(1)	(13)	(4)	(16)
Pension settlement charge (6)	—	—	—	(23)
Other loss	(1)	(2)	(1)	(2)

Total non-GAAP adjustments	(153)	(197)	(288)	(380)

Non-GAAP operating expenses	$585	$539	$1,140	$1,064

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years that have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third-party transaction costs. The frequency and the amount of such expenses vary significantly based on the size, timing and complexity of the transaction. For the three and six months ended June 30, 2025 and June 30, 2024, these costs included Adenza integration costs and other strategic initiative costs. For the three and six months ended June 30, 2024, these costs were partially offset by the recognition of a termination fee due to Nasdaq in the second quarter of 2024 related to the termination of the then proposed divestiture of our Nordic power futures business. For the three and six months ended June 30, 2025, these costs included a repayment of this fee due to the closing of the transaction with another buyer, as designated in the settlement agreement.

(3)	For a description of our restructuring programs, see “Restructuring Programs” in the “Non-GAAP Information” section of this earnings release.
(4)

For the six months ended June 30, 2025, we recorded a gain on the extinguishment of debt. This gain is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(5)

For the three and six months ended June 30, 2025, this includes accruals relating to certain legal matters, which are recorded in professional and contract services in the Condensed Consolidated Statements of Income. For the three and six months ended June 30, 2024, these items primarily included the settlement of a SFSA fine, which is recorded in regulatory expense in the Condensed Consolidated Statements of Income.

(6)

For the six months ended June 30, 2024, we recorded a pre-tax charge as a result of settling our U.S. pension plan. The plan was terminated and partially settled in 2023, with final settlement occurring during the first quarter of 2024. The loss was recorded in compensation and benefits in the Condensed Consolidated Statements of Income.

Nasdaq, Inc.

Reconciliation of Organic Impacts for Revenues less transaction-based expenses, Non-GAAP Operating Expenses,

Non-GAAP Operating Income, and Non-GAAP Diluted Earnings Per Share

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Total Variance		Other Impacts (1)		Adjusted/Organic Impact (2)
	June 30, 2025	June 30, 2024	$	%	$	%	$	%
CAPITAL ACCESS PLATFORMS
Data and Listing Services revenues	$198	$187	$11	6%	$3	2%	$8	5%
Index revenues	196	167	29	17%	—	—%	29	17%
Workflow and Insights revenues	133	127	6	5%	1	1%	5	5%

Total Capital Access Platforms revenues	527	481	46	10%	4	1%	42	9%
FINANCIAL TECHNOLOGY
Financial Crime Management Technology revenues	81	67	14	20%	—	—%	14	20%
Regulatory Technology revenues	104	95	9	10%	—	(1)%	9	11%
Capital Markets Technology revenues	279	258	21	8%	—	—%	21	8%

Total Financial Technology revenues	464	420	44	10%	—	—%	44	10%

Solutions revenues (3)	991	901	90	10%	4	—%	86	10%
Market Services, net revenues	306	250	56	22%	4	2%	52	21%
Other revenues	9	8	1	5%	—	3%	1	1%

Revenues less transaction-based expenses	$1,306	$1,159	$147	13%	$8	1%	$139	12%

Non-GAAP Operating Expenses	$585	$539	$46	9%	$5	1%	$41	8%
Non-GAAP Operating Income	$721	$620	$101	16%	$3	1%	$98	16%
Non-GAAP diluted earnings per share	$0.85	$0.69	$0.16	24%	$—	—%	$0.16	24%

Note:

The current period percentages are calculated based on exact dollars, and therefore may not recalculate exactly using rounded numbers as presented in US$ millions. The sum of the percentage changes may not tie to the percentage change in total variance due to rounding.

(1)	Reflects the impacts from changes in foreign currency exchange rates and the impact of a divestiture within Capital Markets Technology.
(2)

Adjusted and organic period over period change are calculated by (i) removing the impact of period-over-period changes in foreign currency exchange rates (ii) adjusting for the impact of a divestiture and (iii) adjusting for the impact of AxiomSL on-premises contracts for ratable recognition for 2Q24, which was immaterial during that period. Adjusted operating results also exclude the impact of the previously announced one-time revenue benefit in our Index business in 1Q24 ($16 million), which did not have an impact on our 2Q25 period over period change but does have an impact on year to date period over period results. Adjusted and organic changes are equivalent as they include the same period over period adjustments.

(3)	Represents Capital Access Platforms and Financial Technology segments.

Nasdaq, Inc.

Key Drivers Detail

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Capital Access Platforms
Annualized recurring revenues (in millions) (1)	$1,315	$1,226	$1,315	$1,226
Initial public offerings
The Nasdaq Stock Market (2)	79	39	142	66
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	6	5	10	6
Total new listings
The Nasdaq Stock Market (2)	194	84	364	163
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (3)	6	10	15	12
Number of listed companies
The Nasdaq Stock Market (4)	4,238	4,004	4,238	4,004
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (5)	1,148	1,198	1,148	1,198
Index
Number of licensed exchange traded products (6)	422	373	422	373
Period end ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$745	$569	$745	$569
Total average ETP AUM tracking Nasdaq indexes (in billions)	$663	$531	$662	$512
TTM (7) net inflows ETP AUM tracking Nasdaq indexes (in billions)	$88	$53	$88	$53
TTM (7) net appreciation ETP AUM tracking Nasdaq indexes (in billions)	$88	$115	$88	$115
Financial Technology
Annualized recurring revenues (in millions) (1)
Financial Crime Management Technology	$308	$258	$308	$258
Regulatory Technology	376	338	376	338
Capital Markets Technology	932	846	932	846

Total Financial Technology	$1,616	$1,442	$1,616	$1,442
Market Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	52.5	42.1	53.0	42.7
Nasdaq PHLX matched market share	9.6%	9.9%	9.4%	10.1%
The Nasdaq Options Market matched market share	4.3%	5.5%	4.7%	5.4%
Nasdaq BX Options matched market share	1.7%	2.3%	1.7%	2.3%
Nasdaq ISE Options matched market share	6.6%	6.9%	6.7%	6.6%
Nasdaq GEMX Options matched market share	4.4%	2.6%	4.0%	2.6%
Nasdaq MRX Options matched market share	2.8%	2.1%	2.8%	2.3%

Total matched market share executed on Nasdaq’s exchanges	29.4%	29.3%	29.3%	29.3%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume of options and futures contracts	223,450	251,677	240,133	246,527
Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	18.4	11.8	17.1	11.8
Matched share volume (in billions)	158.4	119.3	295.5	236.0
The Nasdaq Stock Market matched market share	13.5%	15.6%	13.8%	15.7%
Nasdaq BX matched market share	0.3%	0.3%	0.3%	0.3%
Nasdaq PSX matched market share	0.1%	0.2%	0.1%	0.2%

Total matched market share executed on Nasdaq’s exchanges	13.9%	16.1%	14.2%	16.2%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	47.7%	42.9%	47.9%	42.2%

Total market share (8)	61.6%	59.0%	62.1%	58.4%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq’s exchanges	804,121	663,897	796,426	665,183
Total average daily value of shares traded (in billions)	$5.7	$4.7	$5.5	$4.7
Total market share executed on Nasdaq’s exchanges (9)	71.9%	74.1%	71.2%	73.3%

(1)

Annualized Recurring Revenue (ARR) for a given period is the current annualized value derived from subscription contracts with a defined contract value. This excludes contracts that are not recurring, are one-time in nature, or where the contract value fluctuates based on defined metrics. ARR is currently one of our key performance metrics to assess the health and trajectory of our recurring business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. For AxiomSL and Calypso recurring revenue contracts, the amount included in ARR is consistent with the amount that we invoice the customer during the current period. Additionally, for AxiomSL and Calypso recurring revenue contracts that include annual values that increase over time, we include in ARR only the annualized value of components of the contract that are considered active as of the date of the ARR calculation. We do not include the future committed increases in the contract value as of the date of the ARR calculation. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

(2)

New listings include IPOs, issuers that switched from other listing venues, closed-end funds and separately listed ETPs. For the three months ended June 30, 2025 and 2024, IPOs included 41 and 8 SPACs, respectively. For the six months ended June 30, 2025 and 2024, IPOs included 59 and 13 SPACs, respectively.

(3)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(4)	Number of total listings on The Nasdaq Stock Market for the three and six months ended June 30, 2025 and 2024 included 914 and 645 ETPs, respectively.
(5)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)

The number of listed ETPs as of June 30, 2024 has been updated to reflect a revised methodology whereby an ETP listed on multiple exchanges is counted as one product, rather than formerly being counted per exchange. This change had no impact on reported AUM.

(7)	Trailing 12-months.
(8)

Includes transactions executed on The Nasdaq Stock Market’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.

(9)

European cash equities markets include cash equities exchanges of Sweden, Denmark, Finland, and Iceland. Minor adjustments to prior periods reflect data from a new consolidated data provider that accurately captures all primary trading venues and Multilateral Trading Facilities, or MTFs.